SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934

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BNY Mellon Strategic Funds, Inc.

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BNY MELLON SELECT MANAGERS SMALL CAP VALUE FUND

c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street

New York, New York 10286

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. The enclosed document relates to changes involving a current sub-adviser for BNY Mellon Select Managers Small Cap Value Fund (the "Fund"), a series of BNY Mellon Strategic Funds, Inc. (the "Company").

Specifically, the Board of Directors of the Company (the "Board") approved a new sub-investment advisory agreement (the "Current Walthausen Sub-Advisory Agreement"), on behalf of the Fund, between BNY Mellon Investment Adviser, Inc., the Fund's investment adviser (the "Adviser"), and Walthausen & Co., LLC ("Walthausen"). Walthausen has served as a sub-adviser for the Fund since December 2008. Due to a change in the ownership and organizational structure of Walthausen that occurred on November 17, 2021, the original sub-investment advisory agreement (the "Initial Walthausen Sub-Advisory Agreement") between the Adviser, on behalf of the Fund, and Walthausen was terminated. To enable Walthausen to continue to provide sub-investment advisory services to the Fund, the Board approved the Current Walthausen Sub-Advisory Agreement, which is substantially similar in material respects to the Initial Walthausen Sub-Advisory Agreement. It is anticipated that the termination of the Initial Walthausen Sub-Advisory Agreement and the implementation of the Current Walthausen Sub-Advisory Agreement will not have any effect on the services provided to the Fund by Walthausen, and that Walthausen will continue to manage its allocated portion of the Fund's investment portfolio in the same manner as it had done under the Initial Walthausen Sub-Advisory Agreement.

Further information about Walthausen and the approval of the Current Walthausen Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully. If you have any questions or need additional information, please call 1-800-373-9387.

Sincerely,
Sarah Kelleher Assistant Secretary BNY Mellon Strategic Funds, Inc.

February 15, 2022

BNY Mellon select managers small cap VALUE fund
c/o BNY Mellon Investment Adviser, Inc.

240 Greenwich Street

New York, New York 10286

Information Statement

This Information Statement is being furnished by the Board of Directors (the "Board") of BNY Mellon Strategic Funds, Inc. (the "Company"), on behalf of BNY Mellon Select Managers Small Cap Value Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about changes in the ownership and organizational structure of Walthausen & Co., LLC ("Walthausen"), a sub-adviser for the Fund since December 2008.

Due to the change in the ownership and organizational structure of Walthausen that occurred on November 17, 2021, the original sub-investment advisory agreement (the "Initial Walthausen Sub-Advisory Agreement") between BNY Mellon Investment Adviser, Inc., the Fund's investment adviser (the "Adviser"), on behalf of the Fund, and Walthausen was terminated. To enable Walthausen to continue to provide sub-investment advisory services to the Fund, the Board approved a new sub-investment advisory agreement (the "Current Walthausen Sub-Advisory Agreement"), on behalf of the Fund, between the Adviser and Walthausen. The Current Walthausen Sub-Advisory Agreement was approved by the Board upon the recommendation of the Adviser, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and the Adviser (the "Exemptive Order").

This Information Statement is being mailed on or about February 15, 2022 to shareholders of record of the Fund as of February 1, 2022. Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 240 Greenwich Street, New York, New York 10286. A copy of the Fund's most recent Annual Report is available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.im.bnymellonim.com/us or calling toll-free 1-800-373-9387.

Important Notice Regarding Internet Availability

THIS INFORMATIO NSTATEMENT AND THE FUND'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT HTTPS://IM.BNYMELLON.COM/US/EN/INDIVIDUAL/FUNDS/05587K782

We are not asking you for a proxy and you are requested not to send us a proxy.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets. Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund. The Company, on behalf of the Fund, and the Adviser have obtained the Exemptive Order from the SEC, which permits the Fund and the Adviser, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers that are either unaffiliated with the Adviser or are wholly-owned subsidiaries (as defined in the 1940 Act) of the Adviser's ultimate parent company, which is The Bank of New York Mellon Corporation ("BNY Mellon"), and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval. The Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board. The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by the Adviser to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.

The Fund and the Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser's retention. This Information Statement provides such notice of the changes and presents details regarding Walthausen and the Current Walthausen Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the fund is BNY Mellon Investment Adviser, Inc., 240 Greenwich Street, New York, New York 10286. The Adviser manages approximately $337 billion in 119 mutual fund portfolios. For the past fiscal year, the Fund paid the Adviser a management fee at the annual rate of .90% of the fund's average daily net assets. The Adviser is the primary mutual fund business of BNY Mellon, a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries. BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace. BNY Mellon has $45 trillion in assets under custody and administration and $2.3 trillion in assets under management. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies. Additional information is available at www.bnymellon.com.

The Adviser provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and the Adviser, dated August 24, 1994, as amended June 3, 2019. Pursuant to the Management Agreement, the Adviser provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, the Adviser obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. The Adviser furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request. The Management Agreement permits the Adviser to enter into sub-investment advisory agreements with one or more sub-advisers. The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or the Adviser (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval. The Management Agreement is terminable without penalty, on 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by the Adviser. The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). The Management Agreement provides that the Adviser shall exercise its best judgment in rendering services to the Fund and that the Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties, under the Management Agreement. The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on November 1-2, 2021, and by the Fund's initial shareholder on April 26, 2010. A discussion regarding the basis for the Board approving the Management Agreement is available in the Fund's annual report for the fiscal year ended November 30, 2021.

The Adviser has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board: (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies, and restrictions of the Fund; (v) recommends whether a sub-adviser to the Fund should be terminated; and (vi) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies, and restrictions.

The Adviser serves as the Fund's portfolio allocation manager. Stephen Kolano and Elena Goncharova are jointly and primarily responsible for the evaluation, recommendation and monitoring of sub-advisers for the Fund. Mr. Kolano is the Director of Quantitative Research & Analysis for BNY Mellon Wealth Management and President of BNY Mellon Wealth Management's Investment Strategy and Solutions Group ("ISSG"), a registered investment adviser. Ms. Goncharova is a portfolio manager and investment strategist with ISSG. Mr. Kolano and Ms. Goncharova have been employed by BNY Mellon since 2002 and 2012, respectively. Mr. Kolano and Ms. Goncharova also are employees of the Adviser, each since 2018, and perform their responsibilities for the Fund in their capacity as employees of the Adviser.

The Fund has agreed to pay the Adviser a management fee at an annual rate of 0.90% of the value of the Fund's average daily net assets. The Adviser has contractually agreed, until March 31, 2022, to waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of none of the Fund's classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 1.05%. For the Fund's fiscal years ended November 30, 2019, 2020 and 2021, $5,521,416, $4,146,161 and $5,526,592, respectively, was payable by the Fund to the Adviser pursuant to the Management Agreement.

changes Involving A current sub-adviser

Overview

Walthausen has served as a sub-adviser for the Fund, managing an allocated portion of the Fund's investment portfolio, since December 2008. The Board, including a majority of the Independent Directors, considered and re-approved the Initial Walthausen Sub-Advisory Agreement at the Board meeting held on November 1-2, 2021 (the "November Meeting"). At the November Meeting, the Board discussed the retirement of Mr. John Walthausen and a subsequent change of control (the "Transaction"). In July, John B. Walthausen announced his retirement from Walthausen and, along with that retirement, Walthausen noted it planned an internal change of its ownership structure. Mr. Walthausen intended to withdraw as a member of Walthausen, and upon withdrawal, his voting interests (approximately 56% of the voting interest of Walthausen at that time) would convert to non-voting interests. Although Walthausen has undergone a change in ownership structure, its investment philosophy and the day-to-day services to the Fund are not expected to change. At the November Meeting, the Adviser reported that the Transaction was expected to close on or about November 17, 2021.

At the November Meeting, the Board considered that the Transaction would result in a change of control of Walthausen, and, consequently, the assignment and automatic termination of the Initial Walthausen Sub-Advisory Agreement pursuant to the terms of said Agreement and provisions of the 1940 Act. In order for Walthausen to provide uninterrupted sub-investment advisory services to the Fund after consummation of the Transaction, the Board, including a majority of the Independent Directors, approved (i) the continuation of Walthausen as a sub-adviser for the Fund and (ii) the Current Walthausen Sub-Advisory Agreement, effective upon the termination of the Initial Walthausen Sub-Advisory Agreement. The Current Walthausen Sub-Advisory Agreement is substantially the same in material respects to the Initial Walthausen Sub-Advisory Agreement. The fee payable to Walthausen by the Adviser, and the scope of services that Walthausen is required to provide in managing its allocated portion of the Fund's portfolio, are substantially the same under the Current Walthausen Sub-Advisory Agreement and the Initial Walthausen Sub-Advisory Agreement.

Walthausen

Walthausen is located at 2691 Route 9, Suite 102, Malta, New York 12020. As of December 31, 2021, Walthausen had approximately $516 million in assets under management.

Walthausen uses a proprietary valuation model to identify companies that are trading at a discount to intrinsic value. Once these companies are identified, Walthausen studies public filings and constructs detailed models to project earnings and cash flows. Walthausen uses quantitative research to measure value by analyzing certain metrics, such as price earnings multiples, price to cash flow, price to book ratios or price to revenue. Walthausen frequently contacts company management and/or industry experts to develop a clearer understanding of each investment idea. Qualitative measurements used by Walthausen include analyzing business models, competitive advantages, corporate activity and management decisions. Final investment decisions are based on Walthausen's internally prepared models and valuation metrics. Walthausen typically sells a stock when the stock reaches Walthausen's appraised value, there is a more attractively priced stock as an alternative, the fundamentals of the business have changed, or Walthausen determines that management of the company is not enhancing shareholder value.

As of November 30, 2021, Walthausen managed approximately 19.9% of the Fund's assets, with a target percentage allocation of 22%. The Fund's average annual total return for its Class I shares for the 1-year, 3-year, 5-year and 10-year periods ended November 30, 2021, was 26.95%, 14.64%, 11.20% and 12.35%,

respectively. During these periods, Walthausen's average annual total return with respect to the Fund's assets allocated to it was 37.65%, 12.73%, 10.52% and 13.35%, respectively.

Gerard S.E. Heffernan, Jr. and DeForest Hinman are the primary portfolio managers responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Walthausen, positions they have held since March 2018 and March 2021, respectively. Mr. Heffernan is a primary portfolio manager at Walthausen, a position he has held since March 2018. Prior to joining Walthausen, Mr. Heffernan had been a portfolio manager with Lord Abbett & Co. from 1998 to 2013, and from June 2013 until February 2018, had been self-employed managing his own portfolio. Mr. Hinman is a portfolio manager and director of research at Walthausen, a position he has held since November 2020. He has been employed by Walthausen since September 2007.

Walthausen is not affiliated with the Adviser, and Walthausen discharges its responsibilities subject to the oversight and supervision of the Adviser. Under the Current Walthausen Sub-Advisory Agreement, the Adviser, and not the Fund, compensates Walthausen out of the fee the Adviser receives from the Fund.[1] There will be no increase in the advisory fees paid by the Fund to the Adviser as a consequence of the continuation of Walthausen as a sub-adviser for the Fund or the implementation of the Current Walthausen Sub-Advisory Agreement. The fees paid by the Adviser to Walthausen depend upon the fee rates negotiated by the Adviser and on the percentage of the Fund's assets allocated to Walthausen. In accordance with procedures adopted by the Board, Walthausen may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control Walthausen by virtue of ownership of stock or other interests of Walthausen: Gerard S.E. Heffernan, Jr., DeForest Hinman, Mark Hodge, Paul Nichols and Stanley Westhoff.

Current Walthausen Sub-Advisory Agreement

The Current Walthausen Sub-Advisory Agreement was approved by the Board at the November Meeting, at which it was determined that the consummation of the Transaction would terminate the Initial Walthausen Sub-Advisory Agreement pursuant to its terms and the applicable provision of the 1940 Act. The Current Walthausen Sub-Advisory Agreement will continue until November 30, 2022, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The Current Walthausen Sub-Advisory Agreement is substantially the same in material respects to the Initial Walthausen Sub-Advisory Agreement. The fee payable to Walthausen by the Adviser, and the scope of services that Walthausen is required to provide in managing its allocated portion of the Fund's portfolio, are substantially the same under the Current Walthausen Sub-Advisory Agreement and the Initial Walthausen Sub-Advisory Agreement.

The Current Walthausen Sub-Advisory Agreement provides that, subject to the Adviser's supervision and approval, Walthausen provide investment management of the portion of the Fund's assets allocated to it. Walthausen, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to it and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placing of portfolio transactions for execution with brokers. Walthausen also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets. The Current Walthausen Sub-Advisory Agreement provides that Walthausen shall exercise its best judgment in rendering services to the Fund and that Walthausen will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Walthausen's duties, or by reason of Walthausen's reckless disregard of its obligations and duties, under the Current Walthausen Sub-Advisory Agreement.

The Current Walthausen Sub-Advisory Agreement provides that Walthausen be compensated based on the average daily net assets of the Fund allocated to Walthausen. Walthausen is compensated from the management fee that the Adviser receives from the Fund. Walthausen generally will bear the expenses it incurs in connection with its activities under the Current Walthausen Sub-Advisory Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund.

The Current Walthausen Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the Adviser on not more than 60 days' notice to Walthausen; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to Walthausen; or (iii) Walthausen on not less than 90 days' notice to the Company and the Adviser. The Current Walthausen Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment. In addition, the Current Walthausen Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the November Meeting, the Board discussed the Transaction with representatives of the Adviser, as well as the terms of the Current Walthausen Sub-Advisory Agreement and the implications, if any, that the closing of the Transaction would have for Walthausen's performance as a sub-adviser to the Fund. At the November Meeting, representatives of the Adviser confirmed that there would be no change in Walthausen's investment process for managing its allocated portion of the Fund's investment portfolio as a result of the Transaction.

At the November Meeting, the Adviser recommended the approval of the Current Walthausen Sub-Advisory Agreement, pursuant to which Walthausen would continue to serve as a sub-adviser to the Fund. The recommendation for the approval of the Current Walthausen Sub-Advisory Agreement was based on the following considerations, among others: (i) the Transaction was not expected to have a material impact on the nature, extent or quality of the sub-investment advisory services that Walthausen provides to the Fund; (ii) the Walthausen personnel who have been principally responsible for managing Walthausen's allocated portion of the Fund's investment portfolio would continue to serve in their respective senior capacities with Walthausen following the Transaction; and (iii) the terms of the Current Walthausen Sub-Advisory Agreement were substantially the same in material respects to the Initial Walthausen Sub-Advisory Agreement. The Board also considered the fact that the Adviser continued to express confidence in Walthausen and its investment management capabilities.

At the November Meeting, the Board, including a majority of the Independent Directors, considered and approved the Current Walthausen Sub-Advisory Agreement. In determining whether to approve the Current Walthausen Sub-Advisory Agreement, the Board considered the materials prepared by the Adviser received in advance of the November Meeting and other information, which included: (i) a copy of a form of the Current Walthausen Sub-Advisory Agreement; (ii) information regarding the Transaction and the Adviser's rationale for retaining Walthausen following the closing of the Transaction; (iii)

information regarding Walthausen's investment process; (iv) information regarding Walthausen's reputation, investment management business, personnel, and operations, and the effect that the Transaction may have on Walthausen's business and operations; (v) information regarding Walthausen's brokerage and trading policies and practices; (vi) information regarding the level of sub-investment advisory fees charged by Walthausen; (vii) information regarding Walthausen's historical performance returns managing its allocated portion of the Fund's portfolio, including information comparing that performance to a relevant index; (viii) information regarding Walthausen's compliance program; and (ix) Walthausen's Form ADV. The Board also considered the substance of discussions with representatives of the Adviser at the November Meeting. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by Walthausen. In examining the nature, extent and quality of the services that had been furnished by Walthausen to the Fund under the Initial Walthausen Sub-Advisory Agreement, and were expected to be provided by Walthausen to the Fund under the Current Walthausen Sub-Advisory Agreement, the Board considered: (i) Walthausen's organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) Walthausen's expertise in providing portfolio management services to the Fund and the performance history of Walthausen's allocated portion of the Fund's portfolio; (iii) Walthausen's investment strategy for the Fund; (iv) Walthausen's performance relative to unmanaged indices; and (v) Walthausen's compliance program. The Board also considered the review process undertaken by the Adviser and the Adviser's favorable assessment of the nature and quality of the sub-investment advisory services provided and expected to be provided to the Fund by Walthausen after consummation of the Transaction. The Board also noted that the executive and portfolio management teams of Walthausen, with the exception of Mr. Walthausen, were expected to stay in place after consummation of the Transaction. The Board concluded that the Fund and its shareholders would continue to benefit from the quality and experience of Walthausen's investment professionals. Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services provided by Walthausen under the Initial Walthausen Sub-Advisory Agreement, as well as Walthausen's ability to render such services based on its experience, operations and resources, were adequate and appropriate for the Fund in light of the Fund's investment objective, and supported a decision to approve the Current Walthausen Sub-Advisory Agreement.

Investment Performance of Walthausen. The Board considered Walthausen's investment performance in managing its allocated portion of the Fund's portfolio as a factor in evaluating the Current Walthausen Sub-Advisory Agreement. The Board compared this historical performance to a relevant benchmark and concluded that Walthausen's historical performance record in managing its allocated portion of the Fund's investment portfolio, when viewed together with the other factors considered by the Board, supported a decision to approve the Current Walthausen Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability. The Board considered the proposed fee payable under the Current Walthausen Sub-Advisory Agreement, noting that the proposed fee would be paid by the Adviser and, thus, would not impact the fees paid by the Fund. The Board recognized that, because Walthausen's fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement and, therefore, the Board received and considered a profitability analysis of the Adviser and its affiliates. The Board noted that the fee payable to Walthausen by the Adviser under the Current Walthausen Sub-Advisory Agreement was the same as that payable under the Initial Walthausen Sub-Advisory Agreement and, thus, approval of the Current Walthausen Sub-Advisory Agreement had no impact on the Adviser's profitability. The Board concluded that the proposed fee payable to Walthausen by the Adviser with respect to the assets to be allocated to Walthausen in its capacity as sub-adviser was reasonable and appropriate and the Adviser's profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by the Adviser and Walthausen under the Current Walthausen Sub-Advisory Agreement.

Economies of Scale to be Realized. The Board recognized that, because Walthausen's fee would continue to be paid by the Adviser, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Management Agreement. Accordingly, consideration of economies of scale with respect to Walthausen was not relevant to the Board's determination to approve the Current Walthausen Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that accrued to Walthausen as a result of Walthausen's relationship with the Fund. The Board concluded that Walthausen may direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Board noted that Walthausen was required to select brokers who met the Fund's requirements for seeking best execution, and that the Adviser monitored and evaluated Walthausen's trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters. The Board concluded that the benefits that had accrued and were expected to continue to accrue to Walthausen by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the approval of the Current Walthausen Sub-Advisory Agreement was in the best interests of the Fund, and approved the Current Walthausen Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

BNY Mellon Securities Corporation ("BNYMSC"), a wholly-owned subsidiary of the Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and BNYMSC.

The Bank of New York Mellon, an affiliate of the Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as the Fund's custodian.

BNY Mellon Transfer, Inc., a wholly-owned subsidiary of the Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

During the Fund's most recent fiscal year ended November 30, 2021, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of December 31, 2021, the Fund had 22,773,437.623 total shares of common stock issued and outstanding. Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of December 31, 2021.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

Charles Schwab Company Inc. 211 Main Street San Francisco, CA 94105	12,709.875	19.4185%

Michael Alan Kaplan & Rosalind T. Kaplan Cherry Hill, NJ	10,588.162	16.1768%

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303	5,170.101	7.8990%

Wells Fargo Clearing Services 2801 Market Street Saint Louis, MO 63103	5,046.560	7.7103%

American Enterprise Investment Services 707 Second Avenue Minneapolis, MN 63103	4,590.266	7.0131%
Gary S. Basse & Marcia A. Basse Flanders, NJ	4,367.192	6.6723%

Class C

Raymond James Omnibus for Mutual Funds 880 Carillon Pkwy Saint Petersburg, FL 33716-11102	3,070.422	58.3260%
Stifel Nicolaus & Company, Inc. 501 N. Broadway Saint Louis, MO 63102	1,267.221	24.0723%

National Financial Services 499 Washington Boulevard Jersey City, NJ 07310	515.576	9.7939%

The Bank of New York Mellon 301 Bellevue Parkway Wilmington, DE 19809	411.015	7.8077%
Class I

National Financial Services LLC 499 Washington Boulevard Jersey City, NJ 07310	169,251.776	19.6017%

Charles Schwab & Company, Incorporated 211 Main Street San Francisco, CA 94105	148,568.445	17.2081%
Pershing LLC P.O. Box 2052 Jersey City, NJ 07303	106,959.893	12.3873%

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456	91,595.589	10.6079%

Class Y

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456	20,617,643.604	90.4064%

MSCS Financial Services LLC 717 17th Street, Suite 1300 Denver, CO 80202	1,221,475.988	5.5930%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of December 31, 2021, none of the Directors or officers of the Company owned any of the Fund's outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders. One of these conditions relates to the timely receipt by the Fund of any such proposal. Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made. The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.

[1]	The advisory fee rate is not disclosed pursuant to reliance on an exemptive order granted by the SEC, which permits sub-investment advisory fees to be disclosed only in the aggregate for multiple sub-advisers in a manager of managers arrangement.